Rotech Healthcare:

Philip L. Carter
President & Chief Executive Officer
407-822-4600
FOR IMMEDIATE RELEASE
Steven Alsene succeeds Philip Carter as CEO of Rotech Healthcare Inc.
Carter remains as Director
ORLANDO, FL. — December 10, 2012 Rotech Healthcare Inc. (OTCBB: ROHI.OB) (the “Company”) today announced the appointment of Steven P. Alsene as President and Chief Executive Officer of the Company effective January 1, 2013. Steve Alsene was also appointed to the Board of Directors. Philip L. Carter will continue to serve as a member of the Board of Directors.
Arthur J. Reimers, Chairman of the Board of Directors of the Company, commented that the Board conducted a search for the Chief Executive Officer position and that the Board is pleased to announce Mr. Alsene’s appointment. Mr. Alsene has interacted closely with the Board for many years, has earned the respect of the Board, and was the natural choice to become Chief Executive Officer. Mr. Reimers also thanked Mr. Carter for his years of service to the Company. He has guided the Company through many challenges and we are grateful for his dedicated service to the Company. We now look forward to his continued service as a Director of the Company.
As previously reported, Mr. Carter notified the Company in June 2012 of his intention to retire as President and Chief Executive Officer on December 31, 2012. In August 2011, the Company amended Mr. Carter’s employment agreement specifically in contemplation of Mr. Carter’s future retirement and to provide for an orderly succession plan.
Mr. Carter, President and CEO, commented that Mr. Alsene is well positioned to take on the leadership role at Rotech. At various times in his tenure at Rotech, Mr. Alsene has had all of the key functions including Sales, Operations, Billing, Finance, and Information Technology report to him. Mr. Carter continued that he expects this transition of leadership to be smooth, orderly, and well received by Company employees.
Mr. Alsene joined Rotech in June 2003 as the Vice President of Internal Audit and also served as Vice President of Finance before becoming Chief Financial Officer and Treasurer in September 2006. Most recently, he became Chief Operating Officer of the Company on January 1, 2012. From June 1999 to June 2003, Mr. Alsene was the Head of Corporate Audit Services of Harcourt Education, a division of Reed Elsevier PLC. From 1992 to 1999, Mr. Alsene served in various audit department capacities including audit manager with PricewaterhouseCoopers LLP. Mr. Alsene is a certified public accountant in the State of Florida. He received his Bachelor of Science in Accounting from Florida State University and holds a Masters in Accounting from Florida State University.
About Rotech Healthcare Inc.
Rotech Healthcare Inc. is one of the largest providers of home medical equipment and related products and services in the United States, with a comprehensive offering of respiratory therapy and durable home medical equipment and related services. The Company provides home medical equipment and related products and services principally to older patients with breathing disorders, such as chronic obstructive pulmonary diseases (COPD), which include chronic bronchitis, emphysema, obstructive sleep apnea and other cardiopulmonary disorders. The Company provides equipment and services in 49 states through approximately 420 operating locations located primarily in non-urban markets.
Forward-Looking Statements
This press release contains certain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of section 21E of the Securities Exchange Act of 1934, as amended, and section 27A of the Securities Act of 1933, as amended. These forward-looking statements include all statements regarding the intent, belief or current expectations regarding matters discussed in this press release and all statements which are not statements of historical fact. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “may,” “will,” “could,” “should,” “would,” variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated or implied in this press release. The following are some but not all of such risks, uncertainties, contingencies, assumptions and other factors, many of which are beyond the control of the Company, that could cause results, performance or achievements to differ materially from those anticipated: general economic, financial and business conditions; our ability to successfully transition and retain patients associated with equipment and asset purchases; setting of new reimbursement rates and other changes in reimbursement policies, the timing of reimbursements and other legislative initiatives aimed at reducing health care costs associated with Medicare and Medicaid; issues relating to reimbursement by government and third-party payors for the Company's products and services generally; the impact of competitive bidding on Medicare volume in the impacted competitive bidding areas; the costs associated with government regulation of the health care industry; health care reform and the effect of changes in federal and state health care regulations generally; whether the Company will be subject to additional regulatory restrictions or penalties; issues relating to our ability to maintain effective internal control over financial reporting and disclosure controls and procedures; compliance with federal and state regulatory agencies, as well as accreditation standards and confidentiality requirements with respect to patient information; the effects of competition, industry consolidation and referral sources; recruiting, hiring and retaining qualified employees and directors; compliance with various settlement agreements and corporate compliance programs; the costs and effects of legal proceedings; the Company's ability to meet our working capital, capital expenditures and other liquidity needs; our ability to maintain compliance with the covenants contained in our indentures for our senior secured notes and our senior second lien notes; our ability to maintain current levels of collectability on our accounts receivable; our ability to successfully realize material improvements in bad debt expense levels and revenue adjustments; and other factors as described in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.